EXHIBIT 10.1

RESIGNATION AGREEMENT

This Agreement by and between Robert P. Cummins (“Mr. Cummins”) a resident of Houston, Texas, and Cyberonics, Inc. (“Cyberonics” or “Company”), a Delaware corporation, is made and effective this 17th day of November, 2006 (“Effective Date”).

Whereas, Mr. Cummins is employed by Cyberonics as Chairman of the Board of Directors (“Board”), President, and Chief Executive Officer pursuant to an Employment Agreement dated August 5, 2005 and effective through August 5, 2010 (“Employment Agreement”);

Whereas, Mr. Cummins is a member of the Board of Cyberonics;

Whereas, Cyberonics has granted Mr. Cummins stock options pursuant to agreements providing grant dates of October 13, 1997; June 8, 2000; June 9, 2000; June 25, 2001; May 14, 2002; June 2, 2003; and June 15, 2004 (collectively, “Stock Option Agreements”);

Whereas, effective immediately, Mr. Cummins desires voluntarily to resign as Chairman of the Board, Chief Executive Officer, President, member of the Board of Cyberonics and all other positions he may have with Cyberonics or any affiliated company, and Cyberonics desires to accept such resignation effective immediately;

Whereas, in connection with Mr. Cummins’ resignation, the parties desire to amend and restate their rights and obligations with respect to each other;

Now, therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Mr. Cummins and Cyberonics agree:

1. To be effective immediately, Mr. Cummins hereby resigns as Chairman of the Board, Chief Executive Officer and President of Cyberonics, as a member of the Board of Cyberonics, and from all other positions he may hold with Cyberonics or any affiliated company, and Cyberonics hereby accepts Mr. Cummins’ resignation from all such positions.

2. Within five (5) business days of the Effective Date of this Agreement, Cyberonics shall pay Mr. Cummins in cash one million seven hundred sixteen thousand four dollars and twenty-three cents ($1,716,004.23). The parties acknowledge that the foregoing cash payment includes the “Gross-Up Payment” (as defined in Paragraph 6(f) of the Employment Agreement). Paragraph 6(f) of the Employment Agreement is hereby incorporated in this Paragraph by reference solely for the purpose of effecting adjustments to that Gross-Up Payment as provided therein.

3. Cyberonics shall cause all stock options previously granted Mr. Cummins pursuant to the Stock Option Agreements and all shares of restricted stock previously granted to Mr. Cummins pursuant to Restricted Stock Agreements which have not previously vested immediately to vest on the Effective Date. All options granted by such agreements shall become fully exercisable and all shares of restricted stock shall become freely tradable, subject to such restrictions, if any, as required by federal law or regulation or the regulation of any stock exchange. Any exercise of such options shall be according to the terms and conditions of the Stock Option Agreements and the stock option plans pursuant to which such options were granted; provided, however, if the Company and its public accountants determine that it is required by U.S. Generally Accepted Accounting Principles that Mr. Cummins’ June 25, 2001 or June 2, 2003 options must be restated in the next Annual Report on Form 10-K filed with the SEC, the exercise price for such options shall be adjusted to satisfy the requirements of the plan(s). Such options shall remain exercisable until the earlier of (a) expiration of the original grant for such options or (b) December 31, 2007 after which such options shall terminate and shall no longer be exercisable. Cyberonics shall also cause the remaining eighty thousand (80,000) unvested restricted shares of Cyberonics common stock issued to Mr. Cummins on August 5, 2005 to become immediately vested on the Effective Date.

4. Within one week of the Effective Date, Cyberonics shall issue to Mr. Cummins seventy-five thousand (75,000) shares of Cyberonics common stock (“Shares”). The issuance and re-sale of the Shares shall not be registered under the Securities Act of 1933, as amended. Mr. Cummins acknowledges that the Company has no obligation to register the re-sale of the Shares except as set forth below in this Paragraph 4. The certificate(s) representing the Shares shall bear an appropriate legend as follows: “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

If prior to the first anniversary of the Effective Date, Cyberonics proposes to file a “Registration Statement,” as defined herein, it will give written notice (the “Registration Notice”) to Mr. Cummins of such registration. Cyberonics will deliver the Registration Notice at least fifteen (15) days prior to such filing. “Registration Statement” means a registration statement filed by Cyberonics with the Commission for a public offering and sale of Cyberonics’ common stock; “Registration Statement” shall not include: (i) a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or (ii) any registration statement covering securities proposed to be issued in exchange for securities or assets of another corporation, or (iii) any registration for Cyberonics’ outstanding 3.0% Senior Subordinated Convertible Notes due 2012 (“Notes”), any securities issued in exchange for the Notes and/or the common stock issuable upon conversion of the Notes or any securities issued in exchange for the Notes. Upon the written request of Mr. Cummins, given within ten (10) days after Cyberonics delivers the Registration Notice, Cyberonics shall include in the Registration Statement those Shares which Mr. Cummins requests to be registered. Mr. Cummins’ request shall state the intended method of disposition of such Registrable Shares.

In connection with any registration effected hereunder, Mr. Cummins shall provide Cyberonics with all the information relative to the Shares, the selling stockholder and the method of disposition required by Cyberonics to complete the requested registration. If the offering that is the subject of a Registration Statement is an underwritten offering, Mr. Cummins shall enter into the same underwriting agreement which Cyberonics enters into with the underwriter(s) selected by Cyberonics for such underwriting and give such indemnifications as are customary for a selling stockholder. If Mr. Cummins fails to provide any requested information, timely execute any underwriting or indemnification agreement or to take any other action required hereunder, the Shares may be excluded from the Registration Statement.

Cyberonics shall have the right in its sole discretion to (i) postpone or withdraw any Registration Statement effected pursuant to this Paragraph 4 before the effective date of such registration, and (ii) to suspend or discontinue any Registration Statement at any time after its effective date. Cyberonics shall be solely responsible for all costs and fees associated with registering the Shares in such Registration Statement.

5. Within five (5) business days after Cyberonics next files an Annual Report on Form 10-K with the Securities and Exchange Commission (the “10-K Filing Date”), Cyberonics shall pay Mr. Cummins an amount equal to the sum of (a) the “Computed Share Price” multiplied by seventy-five thousand (75,000), and (b) the “Gross-Up Payment” (as defined in Paragraph 6(f) of the Employment Agreement) for the foregoing product. “Computed Share Price” shall be the average closing price per share of Cyberonics’ common stock on the Nasdaq Global Market for the period beginning with the next trading day after the Effective Date and ending with, and including, the first trading day after the 10-K Filing Date; provided, however, if the average closing price per share differs by more than two dollars, plus or minus, from the closing price per share on the Effective Date, the “Computed Share Price” shall be equal to the closing price per share on the Effective Date plus or minus, as the case may be, two dollars ($2.00). Paragraph 6(f) of the Employment Agreement is hereby incorporated into this Paragraph by reference solely for the purpose of effecting adjustments to the Gross-Up Payment as provided therein.

6. If Mr. Cummins elects to continue medical and dental coverage (including dependent coverage) under Cyberonics’ medical and dental insurance programs pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), Cyberonics shall pay the premium for such coverage until the first annual anniversary of the Effective Date. Such coverage shall be at the same level of coverage received by Mr. Cummins during the last 12 months of his employment or, if coverage provided to the then current CEO is more favorable, and if Cyberonics can obtain such coverage at a commercially reasonable rate, then Cyberonics shall provide the more favorable coverage.

7. Mr. Cummins shall receive such benefits as he may have from the Cyberonics’ pension and welfare benefit plans according to the terms and conditions of those plans pursuant to any elections made by Mr. Cummins.

8. The Indemnity Agreement dated August 1, 2003 and the letter agreement regarding the Advancement of Attorney’s Fees dated September 28, 2006 between Mr. Cummins and Cyberonics shall remain in full force and effect. Cyberonics agrees to pay within five business (5) days of the Effective Date all reasonable legal fees and expenses incurred by Mr. Cummins since October 1, 2006 in connection with negotiations relating to his employment agreement and his resignation.

9. Sections 10, 11, and 12 of the Employment Agreement shall remain in full force and effect; provided however, that Cyberonics agrees that with respect to Section 12 of the Employment Agreement Mr. Cummins shall no longer be subject to such restrictions beginning six (6) months from the Effective Date.

10. Except as expressly set forth in this Resignation Agreement, the Employment Agreement is superseded and extinguished by this Agreement.

11. On reasonable notice and request of Cyberonics’ General Counsel or such other person designated by the Board, Mr. Cummins shall cooperate with Cyberonics in all matters related to his employment with Cyberonics or the winding up of any pending work and the orderly transfer of such work; any investigation or inquiry undertaken by Cyberonics, its Board or any committee of the Board, or any governmental agency or stock exchange including without limitation the Securities Exchange Commission, the Department of Justice and The Nasdaq Stock Market, Inc.; and with respect to any litigation or administrative proceeding against Cyberonics or any employee, officer, or director of Cyberonics provided such cooperation as described above is not unduly burdensome and does not interfere with other employment, his personal affairs or any previously scheduled employment or business commitment of Mr. Cummins that cannot be rescheduled. Mr. Cummins agrees to use his best efforts to reschedule any such commitments and Cyberonics agrees that it will use its best efforts to attempt to minimize the amount of time it may require of Mr. Cummins. Cyberonics also agrees to pay Mr. Cummins his reasonable expenses, including without limitation, travel, legal, accounting, and other related expenses.

12. If the Company and its public accountants determine that it is required by U.S. Generally Accepted Accounting Principles to make a restatement in the next Annual Report on Form 10K filed with the SEC that would have resulted in Mr. Cummins not earning a bonus for any such period, then Mr. Cummins shall within five (5) business days of receiving notice of such restatement repay to Cyberonics that portion of any bonus that would not have been earned had the restated financial reports been used to calculate such bonus. The notice from Cyberonics to Mr. Cummins shall be sent after the restatement is filed and shall contain a detailed explanation with supporting documentation of how and why such bonus was recalculated.

13. Mr. Cummins will deliver to Cyberonics within ten (10) business days all business records in his possession, custody, or control, including without limitation all analyses, correspondence, data, or information, memoranda, notes, records, documents, or other materials (in whatever form maintained, whether electronic, hard copy or otherwise) composed or received by Mr. Cummins, solely or jointly with others, related in any manner to the past, present, or anticipated business of Cyberonics or any affiliated company and all property owned by Cyberonics or any affiliated company. Mr. Cummins represents and agrees that he has no claim or right, title or interest in any property designated on Cyberonics’ records as property or assets of Cyberonics. Mr. Cummins shall, within ten (10) business days of the Effective Date, remove all property owned by him from Cyberonics’ premises. This paragraph does not apply to any personal documents, records, or property of Mr. Cummins as well as any documents that are attorney/client privileged between Mr. Cummins and his personal counsel or constitute work product of Mr. Cummins or his personal counsel.

14. Except as provided herein, Mr. Cummins does hereby release, acquit, and discharge Cyberonics, its directors, officers, employees, agents, attorneys, and representatives, past and present, and Cyberonics does hereby release, acquit and discharge Mr. Cummins, from any and all claims and from any and all causes of action of any kind or character, whether now known or not known, either may have with respect to bonuses, compensation, expenses, remuneration, salary or wages payable under his Employment Agreement. The payments or consideration provided in paragraphs 2, 3, 4, and 5 of this Agreement are in full satisfaction and compromise of any obligations which Cyberonics may have to Mr. Cummins for compensation or payments including without limitation any and all claims for salary, bonuses, severance, stock, stock options or tax gross-up payments.

15. Should any provision of this Agreement be held to be invalid or wholly or partially unenforceable by a final, non-appealable judgment in a court of competent jurisdiction, such holding shall not invalidate or void the remainder of this Agreement, and those portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable or, if such is not possible, then such portions shall be deemed to have been wholly excluded with the same force and effect as if it had never been included herein.

16. The parties understand and agree that the terms of this Agreement are to compromise doubtful and disputed claims between them, avoid litigation, and buy peace, and that no statement or consideration herein shall be construed as an admission of any claim, such admissions being expressly denied.

17. Mr. Cummins and Cyberonics, its directors, officers, employees, representatives, attorneys, and agents of Cyberonics shall not make any public or private statement with respect to each other (including, as to Mr. Cummins, any statement with respect to the directors, officers, employees, representatives, attorneys, and agents of Cyberonics) which are derogatory or may tend to injure such person in its or their business, public or private affairs. The foregoing obligations shall not apply to information required to be disclosed or requested by any governmental agency, court or stock exchange, or any law, rule or regulation.

18. This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the laws of the State of Texas without regard to conflict of all principals unless preempted by federal law, in which case federal law shall govern.

19. Except as expressly provided herein, this Agreement supersedes, replaces, and merges all previous agreements and discussions relating to Mr. Cummins’ resignation from all positions with Cyberonics and constitutes the entire agreement between Mr. Cummins and Cyberonics with respect to Mr. Cummins’ resignation. The parties execute this Agreement without reliance on any representation or promise, of any kind or character, not expressly set forth herein. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Cyberonics, by an authorized officer.

20. Except with respect to injunctive relief in the event of an alleged breach of the obligations set forth in the Employment Agreement paragraphs 10, 11 and 12 or as may be required under the terms and conditions of any benefit plan, all disputes or controversies, if any, arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in Houston, Texas in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. The decision of the Arbitrator shall be final and binding. Judgment may be entered on the Arbitrator’s award in any court having jurisdiction. Cyberonics agrees to pay all Arbitrator’s fees and expenses incurred in connection with the arbitration.

21. Any notices required or permitted to be given under this Agreement shall be properly made if delivered, in the case of Cyberonics, to:

100 Cyberonics Boulevard
Houston, Texas
Attention: General Counsel

In the case of Mr. Cummins to:
916 Hickory Hollow
Houston, Texas 77024

22. Mr. Cummins shall be solely responsible for payment of all taxes incurred with respect to the payments set forth herein, including but not limited to federal income and excise taxes subject to Cyberonics’ obligations under federal tax laws or applicable regulations.

23. This Agreement shall be for the benefit of and binding upon the parties and their respective heirs, personal representatives, legal representatives, successors and, as to Cyberonics, assigns, including without limitation, any successor to Cyberonics by merger, consolidation, sale of stock or assets, or otherwise.

In witness whereof, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument, at Houston, Harris County, Texas on the Effective Date.

/S/ Robert P. Cummins
Robert P. Cummins

Cyberonics, Inc.

By:/S/ David S. Wise